Exhibit 10.2

EXECUTION VERSION

TERMINATION AND REVISED RELATIONSHIP AGREEMENT

This Termination and Revised Relationship Agreement (this “Agreement”) is entered into as of the 17th day of July 2012 (the “Effective Date”) by and between Infinity Pharmaceuticals, Inc., a Delaware corporation having its principal office at 780 Memorial Drive, Cambridge, Massachusetts 02139 (“Infinity”), and Mundipharma International Corporation Limited, a Bermuda corporation having its principal office at Mundipharma House, 14 Par-la-Ville Road, P.O. Box HM 2332, Hamilton HM JX, Bermuda (“MICL”).

INTRODUCTION

1. Infinity and MICL are parties to the Strategic Alliance Agreement, dated as of the 19th day of November 2008 (the “Strategic Alliance Effective Date”), as amended December 10, 2010 (the “Strategic Alliance Agreement”).

2. Infinity and MICL desire to terminate the Strategic Alliance Agreement and to enter into a revised relationship on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Infinity and MICL agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1 “Affiliate”. Affiliate shall mean any person, firm, trust, partnership, corporation, company or other entity or combination thereof, which directly or indirectly (i) controls a Person, (ii) is controlled by a Person, or (iii) is under common control with a Person. The terms “control” and “controlled” mean (x) ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, partnership, corporation, company or other entity or combination thereof or (y) the power to direct the management of such person, firm, trust, partnership, corporation, company or other entity or combination thereof. “Affiliate” shall not include, in the case of MICL, The Purdue Frederick Company Inc., a New York corporation.

Section 1.2 “ANDA”. ANDA shall mean any of the following: (a) an Abbreviated New Drug Application filed with the FDA or any successor applications or procedures; (b) any counterpart of a U.S. Abbreviated New Drug Application or any successor applications or procedures that may be filed with the EMEA, MHLW or other Regulatory Authority outside of the United States, and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.3“Bcl-2/Bcl-xL”. Bcl-2/Bcl-xL shall mean Bcl-2 or Bcl-xL.

Section 1.4 “Business Day”. Business Day shall mean any day, other than a Saturday or a Sunday, on which the banks in New York, New York, USA are open for business.

Section 1.5 “Commercialization” or “Commercialize”. Commercialization or Commercialize shall mean any activities directed to obtaining pricing and/or reimbursement approvals, marketing, promoting, distributing, importing, offering to sell, and/or selling a product (including establishing the price for such product), after Regulatory Approval for such product has been obtained.

Section 1.6 “Control” or “Controlled”. Control or Controlled, with respect to any Know-How or Patent Right of a Party, shall mean the possession (whether by ownership, license (other than pursuant to a license granted under this Agreement) or otherwise) by such Party or its Affiliates of the ability to grant to the other Party access to and/or a license under such Know-How or Patent Right without violating the terms of any agreement with any Third Party existing as of the Effective Date or thereafter during the Term.

Section 1.7 “Cover”, “Covering” or “Covered”. Cover, Covering or Covered, with respect to a product, shall mean that, but for a license granted to a Person under a Valid Claim included in the Patent Rights under which such license is granted, the Development, Manufacture, Commercialization and/or other use of such product by such Person as provided hereunder would infringe such Valid Claim.

Section 1.8 “Develop” or “Development”. Develop or Development shall mean non-clinical (including pre-clinical) and clinical drug development activities and related research, including: (i) chemical lead series generation, (ii) medicinal chemistry, (iii) assay development, (iv) pharmacology studies, (v) absorption, distribution, metabolism, elimination (ADME) studies, (vi) toxicology studies, (vii) statistical analysis and report writing, (viii) test method development and stability testing, (ix) process development, (x) formulation development, (xi) delivery system development, (xii) molecular pathology and biomarker development, (xiii) quality assurance and quality control development, (xiv) compliance related monitoring and activities (including biometry, data management, drug safety, integrated analysis, and health and economic research), (xv) manufacture of drug supply (in both active pharmaceutical ingredient and finished product form) for use in both pre-clinical activities and clinical trials, (xvi) clinical trials for the purpose of obtaining or maintaining Regulatory Approval (including post-marketing and market expansion studies, (xvii) safety related studies and risk management programs, (xviii) support of investigator-initiated clinical trials, (xix) new product planning activities, and (xx) regulatory affairs activities related to all of the foregoing.

Section 1.9 “Discovery Project”. Discovery Project shall mean a drug discovery research project conducted by Infinity, alone or in collaboration with a Service Provider or other academic collaborator, at any time during the Prior Term, and shall include any compounds (i) that were conceived or identified by Infinity or its Existing Affiliates during the Prior Term, whether or not such compounds were synthesized, or to any degree characterized, and/or as were recorded in any Infinity research notebooks or other discovery or scientific documentation created during the Prior Term, (ii) regardless of the date of conception or identification, that were in any way studied or advanced by Infinity or its Existing Affiliates during the Prior Term, and (iii) covered by any issued or pending patent claims supported by data developed during the

Prior Term, but shall not include any such project directed to a product candidate that Interacts with the Hedgehog Pathway, FAAH, Hsp90, Bcl-2/Bcl-xL or PI3K (PI3K d, PI3Kg or PI3K d/g). Discovery Projects are set forth on Schedule 1.9.

Section 1.10 “EMEA”. EMEA shall mean the European Medicines Agency, and any successor agency thereto.

Section 1.11 “Executive Officers”. Executive Officers shall mean MICL’s General Manager (or the officer or employee of MICL then serving in a substantially equivalent capacity) and Infinity’s Chief Executive Officer (or the officer or employee of Infinity then serving in a substantially equivalent capacity).

Section 1.12 “Existing Affiliate”. Existing Affiliate shall mean a Person which was an Affiliate of Infinity at any time during the Prior Term.

Section 1.13 “FAAH”. FAAH shall mean Fatty Acid Amide Hydrolase (also known as FAAH-1) or FAAH-2.

Section 1.14 “FAAH Products”. FAAH Products shall mean products and product candidates that (a) are Controlled by Infinity, MICL, Purdue or any of their respective Affiliates as of the Effective Date, (b) are in existence as of the Effective Date, and (c) Interact with FAAH.

Section 1.15 “FAAH Termination Agreement”. FAAH Termination Agreement shall mean the Termination and Revised Relationship Agreement between Infinity and Purdue dated as of the Effective Date.

Section 1.16 “FAAH U.S. Research and Development Funding”. FAAH U.S. Research and Development Funding shall mean the funding paid by Purdue to Infinity in accordance with Section 5.1 of the FUSA Agreement during the Prior Term, in the amount of $15,908,706.

Section 1.17 “FAAH U.S. Strategic Alliance Agreement” or “FUSA Agreement”. FAAH U.S. Strategic Alliance Agreement or FUSA Agreement shall mean the Strategic Alliance Agreement between Infinity and Purdue dated as of the Strategic Alliance Effective Date.

Section 1.18 “FDA”. FDA shall mean the United States Food and Drug Administration, or a successor agency thereto.

Section 1.19 “Governmental Authority”. Governmental Authority shall mean any multinational, federal, state, county, local, municipal or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

Section 1.20 “Hedgehog Pathway”. Hedgehog Pathway shall mean all of the following members of the Hedgehog cell-signaling pathway: (i) all hedgehog ligands (Sonic, Indian, Desert) and transmembrane transport-like proteins, like Disp1 or Disp2, involved in the secretion of the HH ligand, (ii) Smoothened (Smo), including alternatively spliced forms and Smo with activating mutations, (iii) all Gli transcription factors (Gli 1, 2, 3), (iv) mutated or unmutated Patched (Ptch) receptor 1 and 2, (v) Cdo, Cdon and Boc (brother of Cdo), (vi) Suppressor of Fused (SuFu), (vii) Cdc2l1 kinase, (viii) Hedgehog interacting protein (HHIP), and (ix) ARL13B.

Section 1.21 “Hsp90”. Hsp90 shall mean Heat Shock Protein 90 (Hsp90) and/or co-chaperones of Heat Shock Protein 90 (e.g., Hip and Hop), but not client proteins of Heat Shock Protein 90 such as c-Kit and EGFR.

Section 1.22 “IND”. IND shall mean (a) (i) an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, and (ii) any counterpart of a U.S. Investigational New Drug Application that may be filed with the EMEA, MHLW or other Regulatory Authority outside of the United States, and (b) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.23 “Infinity Know-How”. Infinity Know-How shall mean any Know-How Controlled by Infinity that is useful to Develop and Commercialize Products.

Section 1.24 “Infinity Patent Rights”. Infinity Patent Rights shall mean Patent Rights Controlled by Infinity Covering Infinity Know-How.

Section 1.25 “Infinity Territory”. Infinity Territory shall mean (a) from the Effective Date and for so long as the royalty under Section 4.1(a) is applicable to Net Sales of Products, all of the countries of the world; and (b) during such time as the royalty under Section 4.1(b) is applicable, the United States of America, its territories and possessions.

Section 1.26 “Interact”. Interact shall mean to interact directly with a specified Target. In the event a product or product candidate directly interacts with more than one Target, it shall be deemed to Interact with whichever such Target it interacts with most potently.

Section 1.27 “Know-How”. Know-How shall mean any tangible or intangible know-how, expertise, discoveries, inventions, information, data (including preclinical and clinical data generated with respect to the Products in the course of the Research Program) or materials, including ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, preclinical and clinical data, technical data, samples, chemical compounds and biological materials and all derivatives, modifications and improvements thereof and Regulatory Approvals and filings therefor.

Section 1.28 “Laws”. Laws shall mean each provision of any then-current multinational, federal, national, state, county, local, municipal or foreign law, statute, ordinance, order, writ, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as with respect to either Party any binding judgments, decrees, stipulations, injunctions, determinations, awards or agreements issued by or entered into by such Party with any Governmental Authority.

Section 1.29 “Manufacture”. Manufacture shall mean all activities related to the manufacturing of any product, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process release and stability testing) and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing.

Section 1.30 “MHLW”. MHLW shall mean the Japanese Ministry of Health, Labor and Welfare, or a successor agency thereto.

Section 1.31 “MICL Know-How”. MICL Know-How shall mean, solely with respect to FAAH, (a) any Know-How that: (i) was conceived, reduced to practice or otherwise created by employees or consultants of MICL or its Affiliates based on and arising from exposure to Infinity Know-How, (ii) is an analog or a new use of a product or product candidate developed under the Research Program, and (iii) was created during the portion of the Prior Term during which MICL had Program Rights with respect to such product or product candidate; or (b) any information described in Section 2.2(b)(i).

Section 1.32 “MICL Patent Rights”. MICL Patent Rights shall mean Patent Rights Controlled by MICL Covering MICL Know-How.

Section 1.33 “NDA”. NDA shall mean an application submitted to a Regulatory Authority for marketing approval of a product (other than an ANDA), including (a) a New Drug Application, Product License Application or Biologics License Application filed with the FDA or any successor applications or procedures, (b) any counterpart of a U.S. New Drug Application, Product License Application or Biologics License Application or any successor applications or procedures that may be filed with the EMEA, MHLW or other Regulatory Authority outside of the United States, and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.34 “Net Sales”. Net Sales, with respect to a particular Product in a particular period, shall mean the gross amount invoiced by Infinity, its Affiliates and/or its Sublicensees on sales or other dispositions (excluding sales or dispositions for use in clinical trials or other scientific testing, in either case for which Infinity, its Affiliates and/or Sublicensees receive no revenue) of the Product to unrelated Third Parties during such period, less the following deductions (to the extent included in the gross amount invoiced or otherwise directly paid or incurred by Infinity, its Affiliates and/or its Sublicensees):

(a) trade, cash and quantity discounts actually allowed and taken directly with respect to such sales or other dispositions;

(b) tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the delivery, sale or use of the Product and included and separately stated in the applicable invoice (excluding national, state or local taxes based on income);

(c) allowances for amounts repaid or credited by reason of rejections, defects, recalls or returns or because of reasonable and customary chargebacks, refunds, coupons, patient co-pay savings cards, rebates (including related administration fees), wholesaler fee for service, reasonable amounts of physician samples, reasonable amounts of free products given to indigent patients, retroactive price reductions or any other items substantially similar in character and substance to the foregoing, with equitable adjustments to be made from time to time for any differences between these allowances and actual amounts;

(d) amounts previously included in Net Sales of Products that are written-off by Infinity as uncollectible in accordance with Infinity’s standard practices for writing off uncollectible amounts consistently applied; and

(e) freight, insurance and other transportation charges incurred in shipping a Product to Third Parties, included and separately stated in the applicable invoice.

There shall be no double-counting in determining the foregoing deductions.

Such amounts shall be determined from the books and records of Infinity, its Affiliates and/or its Sublicensees, maintained in accordance with applicable accounting principles (such as U.S. generally accepted accounting principles (“U.S. GAAP”) and/or International Financial Reporting Standards), consistently applied.

Section 1.35 “Party”. Party shall mean Infinity or MICL; “Parties” shall mean Infinity and MICL.

Section 1.36 “Patent Rights”. Patent Rights shall mean United States and non-U.S. patents, patent applications and/or provisional patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, and all substitutions, divisionals, continuations, continuation-in-part applications, continued prosecution applications, reissues, reexaminations and extensions thereof.

Section 1.37 “Person”. Person shall mean any individual, corporation, partnership, joint venture, limited liability company, trust, business association, organization, Governmental Authority, a division or operating group of any of the foregoing or other entity or organization, including any successors or assigns (by merger or otherwise) of any such entity.

Section 1.38 “PI3K Products”. PI3K Products shall mean products and product candidates that are Licensed Compounds or Products (each as defined in the Development and License Agreement between Intellikine, Inc. and Infinity dated as of July 7, 2010).

Section 1.39 “Prior Confidentiality Agreement”. Prior Confidentiality Agreement shall mean the Mutual Confidential Disclosure Agreement, dated August 13, 2008, between Infinity and an Affiliate of MICL.

Section 1.40 “Prior Term”. Prior Term shall mean the period of time beginning on the Strategic Alliance Effective Date and ending on the Effective Date.

Section 1.41 “Product”. Product shall mean (a) products and product candidates that (i) are Controlled by Infinity as of the Effective Date, (ii) are in existence as of the Effective Date,

and (iii) Interact with the Hedgehog Pathway, (b) FAAH Products, (c) PI3K Products, and (d) products and product candidates that (i) are Controlled by Infinity as of the Effective Date, and (ii) arise out of Discovery Projects.

Section 1.42 “Program Right”. Program Right shall mean (a) Infinity’s right to Develop, Manufacture and Commercialize Products pursuant to this Agreement; or (b) the rights that were granted to MICL to Commercialize (as defined in the Strategic Alliance Agreement) Products (as defined in the Strategic Alliance Agreement) during the Prior Term pursuant to the Strategic Alliance Agreement.

Section 1.43 “Purdue”. Purdue shall mean Purdue Pharmaceutical Products L.P., a Delaware limited partnership.

Section 1.44 “Regulatory Approval”. Regulatory Approval shall mean, with respect to a product, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such product for a particular indication in a country, excluding separate pricing and/or reimbursement approvals that may be required and ANDAs. Regulatory Approval shall also include any “orphan drug” or similar designation.

Section 1.45 “Regulatory Authority”. Regulatory Authority shall mean a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a pharmaceutical product in a country or territory, including the FDA, EMEA and MHLW.

Section 1.46 “Regulatory Exclusivity”. Regulatory Exclusivity shall mean the ability to exclude Third Parties from Manufacturing or Commercializing a product that could compete with a Product in a country, either through data exclusivity rights, orphan drug designation, or such other rights conferred by a Regulatory Authority in such country other than through Patent Rights.

Section 1.47 “Research and Development Funding”. Research and Development Funding shall mean the funding paid by MICL to Infinity in accordance with Sections 2.2(d) and/or 5.1 of the Strategic Alliance Agreement during the Prior Term, in the amount of $244,547,850.

Section 1.48 “Research Program”. Research Program shall mean a program under the Strategic Alliance Agreement to Develop product candidates under Discovery Projects (as defined in the Strategic Alliance Agreement) and to Develop Products during the Prior Term.

Section 1.49 “Royalty Term”. Royalty Term, with respect to each Product in a particular country, shall mean the period of time commencing on the first commercial sale of such Product in such country and ending on the last to occur of (a) the date on which all Infinity Patent Rights and MICL Patent Rights containing a Valid Claim Covering the Manufacture, Commercialization or other use of such Product in the country of sale have expired, (b) the date on which all Infinity Patent Rights and MICL Patent Rights containing a Valid Claim Covering the Manufacture in the country of actual Manufacture of such Product have expired, and (c) the expiration of any Regulatory Exclusivity with respect to such Product in such country.

Section 1.50 “SEC”. SEC shall mean the United States Securities and Exchange Commission.

Section 1.51 “Securities Purchase Agreement”. Securities Purchase Agreement shall mean the Securities Purchase Agreement between Infinity, Purdue Pharma L.P., and, solely with respect to Sections 4 to 10 therein, Beacon Company and Rosebay Medical Company L.P., dated as of the Effective Date.

Section 1.52 “Service Providers”. Service Providers shall mean (a) with respect to either Party, contract employees, consultants and similar Persons who conduct activities on behalf of such Party, and (b) with respect to Infinity, the Persons in clause (a), plus academic or non-profit research institutions, hospitals, contract research organizations, contract manufacturing organizations, contract sales organizations, and similar Persons who conduct activities on behalf of Infinity.

Section 1.53 “Sublicensee”. Sublicensee shall mean a Third Party to whom Infinity grants a license or sublicense under the Infinity Know-How, Infinity Patent Rights, MICL Know-How or MICL Patent Rights in accordance with the terms of this Agreement.

Section 1.54 “Target”. Target shall mean a protein or its corresponding DNA or RNA sequence.

Section 1.55 “Third Party”. Third Party shall mean any Person other than Infinity or MICL and their respective Affiliates.

Section 1.56 “Valid Claim”. Valid Claim shall mean a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Section 1.57 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section
“1974 Convention”	9.1
“Agreement”	Preamble
“Confidential Information”	5.1(a)
“Disclosing Party”	5.1(a)
“Effective Date”	Preamble
“Force Majeure Event”	9.7
“Indemnified Party”	7.1(c)
“Indemnifying Party”	7.1(c)
“Infinity”	Preamble
“Infinity Indemnified Parties”	7.1(a)
“Losses”	7.1(a)
“MICL”	Preamble
“MICL Indemnified Parties”	7.1(b)

Definition	Section
“Product Trademarks”	2.2(a)
“Recipient”	5.1(a)
“Releasees”	2.3
“Releasors”	2.3
“Rules”	9.2(b)
“Strategic Alliance Agreement”	Preamble
“Strategic Alliance Effective Date”	Preamble
“Term”	8.1
“U.S. Bankruptcy Code”	3.3
“U.S. GAAP”	1.29

ARTICLE II

TERMINATION OF STRATEGIC ALLIANCE AGREEMENT AND WAIVER OF RIGHTS

Section 2.1 Termination of Strategic Alliance Agreement. As of the Effective Date, (a) the Strategic Alliance Agreement is hereby terminated immediately and in its entirety (including those provisions stated to survive termination), (b) the Strategic Alliance Agreement shall have no further force or effect, and (c) all rights and obligations of Infinity, MICL, and/or any of their respective Affiliates, as applicable, under the Strategic Alliance Agreement shall cease and terminate immediately. The Parties agree and acknowledge that there are no Joint Patent Rights (as defined in the Strategic Alliance Agreement) and no Joint Know-How (as defined in the Strategic Alliance Agreement). For the sake of clarity, MICL’s rights and Infinity’s obligations pursuant to Section 4.5(a) of the Strategic Alliance Agreement are terminated in their entirety, notwithstanding MICL’s issuance to Infinity of that certain letter, dated July 3, 2012, wherein MICL notified Infinity that MICL was interested in negotiating an agreement (i.e., MICL was exercising its right of first negotiation) with respect to the PI3K Products described in such letter, in both oncology and non-oncology indications.

Section 2.2 Transfers.

(a) Product Trademarks. MICL hereby transfers and assigns to Infinity all right, title and interest in and to (i) any product name or related trademark that had been selected by Infinity with respect to any Product prior to the Effective Date, or selected by MICL or its Affiliates with respect to the FAAH Products (collectively, “Product Trademarks”) (together with all goodwill associated therewith) as set forth on Schedule 2.2(a), and (ii) any Internet domain names incorporating any Product Trademark or any variation or part of any such Product Trademark as its URL address or any part of such address as set forth on Schedule 2.2(a).

(b) Additional Materials. Promptly after the Effective Date, (i) MICL shall make available to Infinity or its designee, in a mutually-agreed upon format, material information (including Know-How) regarding the FAAH Products, including any safety database, (ii) MICL shall make its relevant scientific and technical personnel reasonably available to Infinity to answer any questions or provide instruction as reasonably requested by Infinity concerning such information, (iii) MICL shall transfer or assign any INDs related to the FAAH Products in the Infinity Territory to Infinity or its designee, (iv) Infinity, itself or through its Affiliates, shall be solely responsible for pharmacovigilance with respect to the FAAH Products, (v) Infinity, itself or through its Affiliates, shall be solely responsible for Manufacturing the FAAH Products, and (vi) at Infinity’s request, MICL shall transfer or assign, or cause its Affiliates to transfer or assign, to Infinity or its designee, any existing agreements or other arrangements that MICL or its Affiliates have with any suppliers regarding the FAAH Products, and Infinity and/or its Affiliates shall be solely responsible for all obligations under and costs associated with such agreements or other arrangements regarding the supply of FAAH Products after the date of such transfer or assignment.

Section 2.3 Releases.

(a) Each Party, and each of its respective Affiliates, and each of their respective predecessors, successors, assigns, officers, directors, employees, trustees and attorneys (collectively, the “Releasors”) fully, finally and forever release, relinquish, acquit and discharge the other Party and each of its respective Affiliates, and each of their respective predecessors, successors, assigns, officers, directors, employees, trustees and attorneys (collectively, the “Releasees”), of and from, and covenant not to sue, not to assign to any other entity a right to sue and not to authorize any other entity to sue any Releasee for, any and all claims, actions, causes of action, suits, defenses, judgments, debts, offsets, accounts, covenants, contracts, agreements, torts, damages and any and all demands and liabilities whatsoever, including costs, expenses, and attorneys’ fees, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, that arise out of or relate to the Strategic Alliance Agreement, the FUSA Agreement or any Products (as defined in the Strategic Alliance Agreement or the FUSA Agreement). This release shall not prevent or impair the right of a Party to bring proceedings pursuant to the terms of this Agreement to enforce this Agreement or to recover amounts owing to a Party pursuant to Section 4.4(b).

(b) Each Party waives to the fullest extent permitted by law the provisions and benefits of Section 1542 of the California Civil Code, which provides that:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT TO THE DEBTOR.”

(c) Each Party represents, warrants and covenants that it has not heretofore assigned or transferred to any person or entity any matters released by such Party in this Section 2.3, and such Party agrees to indemnify and hold harmless the other Party and its Releasees from and against all such released matters arising from any such alleged or actual assignment or transfer.

Section 2.4 Non-disparagement. Neither Party shall, itself or through its Affiliates or any of its or their respective officers, directors, employees, trustees and attorneys, make, or encourage any other Person to make, any statement (whether written, oral or electronic) that disparages the other Party or any of the other Party’s Affiliates or its or their respective predecessors, successors, assigns, officers, directors, employees, trustees and attorneys. This

Section 2.4 shall not apply to correspondence between the Parties, any proceedings pursuant to Section 9.2, or public announcements in filings made under applicable Law, including filings with the SEC, with respect any proceedings pursuant to Section 9.2 or as required by Law.

ARTICLE III

GRANT OF LICENSES

Section 3.1 License Grant to Infinity. Subject to the terms and conditions of this Agreement, MICL, on behalf of itself and its Affiliates, hereby grants to Infinity during the Term an exclusive, sublicenseable, irrevocable license or sublicense, as applicable, under the MICL Know-How and MICL Patent Rights to Develop, Manufacture and Commercialize Products anywhere in the world. Infinity shall provide MICL with a copy of any license or sublicense agreement within five (5) Business Days after execution thereof. Each license or sublicense of Infinity’s licensed rights under this Section 3.1 granted by Infinity shall be consistent with all the terms and conditions of this Agreement, and shall not supersede Infinity’s obligations to pay royalties pursuant to Section 4.1, and Infinity shall guarantee the performance of its Affiliates and Sublicensees with respect to any license or sublicense granted pursuant to this Section 3.1.

Section 3.2 No Other Rights. Any rights of MICL or its Affiliates in any Know-How or intellectual property rights not expressly granted to Infinity under the provisions of this Agreement or the FAAH Termination Agreement shall be retained by MICL or its Affiliates. All licenses and other rights are or shall be granted only as expressly provided in this Agreement, and no other licenses or other rights are or shall be created or granted hereunder by implication, estoppel or otherwise.

Section 3.3 Section 365(n). All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, as now or hereafter in effect (the “U.S. Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. Infinity shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. MICL agrees that Infinity shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against MICL under the U.S. Bankruptcy Code, Infinity shall be entitled to a complete duplicate of or complete access to (as Infinity deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided that Infinity continues to fulfill its obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to Infinity (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by Infinity, unless MICL elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under subsection (a) above, upon the rejection of this Agreement by or on behalf of MICL, upon written request therefor by Infinity. The foregoing is without prejudice to any rights that either Party may have arising under the U.S. Bankruptcy Code or other applicable Law.

Section 3.4 Rights of Reference. Any license granted pursuant to Section 3.1 shall include a right of reference under the applicable INDs, NDAs and Regulatory Approvals to the extent necessary for Infinity, its Affiliates and Sublicensees to exercise such license rights. MICL hereby agrees that any right of reference granted to MICL pursuant to the Strategic Alliance Agreement is hereby terminated.

ARTICLE IV

FINANCIAL PROVISIONS

Section 4.1 Infinity Royalties to MICL.

(a) Research and Development Funding Recovery. Until such time as MICL has recovered one hundred percent (100%) of all Research and Development Funding pursuant to this Section 4.1(a) and Purdue has recovered one hundred percent (100%) of all FAAH U.S. Research and Development Funding pursuant to the FAAH Termination Agreement, Infinity shall pay to MICL a royalty of 3.756% on Net Sales of Products by Infinity, its Affiliates and Sublicensees in the Infinity Territory; provided that, if the Securities Purchase Agreement is terminated in accordance with Section 8.1 of the Securities Purchase Agreement, the royalty rate payable to MICL under this Section 4.1(a) shall be reduced from 3.756% to 2.817%.

(b) Post-Research and Development Funding Recovery. After MICL has recovered one hundred percent (100%) of all Research and Development Funding and Purdue has recovered one hundred percent (100%) of all FAAH U.S. Research and Development Funding, Infinity shall pay to MICL a royalty of one percent (1%) on Net Sales of Products (other than FAAH Products) by Infinity, its Affiliates and Sublicensees in the Infinity Territory.

Section 4.2 Duration of Royalty Payments; Royalty Reductions.

(a) Royalty Term. The royalties payable under Section 4.1(b) shall be paid on a country-by-country basis on each Product until the expiration of the applicable Royalty Term in such country. Upon the expiration of the Royalty Term applicable to any Product in any country, the licenses under Section 3.1 with respect to such Product in such country shall convert to non-exclusive, fully paid-up, non-royalty-bearing licenses.

(b) Regulatory Exclusivity. On a Product-by-Product and country-by-country basis, if the sole basis for the continuance of a Royalty Term is the existence of Regulatory Exclusivity, the applicable royalty rate under Section 4.1 shall be reduced by fifty percent (50%).

(c) Third Party Royalty Obligations. If Infinity (i) reasonably determines in good faith that, in order to avoid infringement of any patent not licensed hereunder, it is reasonably necessary to obtain a license from a Third Party in order to Manufacture or Commercialize a Product in a country in the Infinity Territory and to pay a royalty or other consideration under such license (including in connection with the settlement of a patent infringement claim), or (ii) shall be subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of future sales of any Product in a country in the Infinity Territory, then the amount of Infinity’s royalty payments under Section 4.1(b) with respect to Net Sales for such Product, as applicable, in such country shall be reduced by fifty percent (50%) of the amount paid by Infinity to such Third Party that is reasonably and appropriately allocable to, as applicable, such Product;

provided, however, that in no event will a deduction, or deductions, under this Section 4.2(c) reduce any royalty payment made by Infinity in respect of Net Sales of such Product pursuant to Section 4.1(b) by more than fifty percent (50%).

Section 4.3 Royalties Payable Only Once. Infinity’s obligation to pay royalties under Section 4.1 is imposed only once with respect to the same unit of Product, including by reason of such Product being Covered by more than one Valid Claim of Infinity Patent Rights or MICL Patent Rights.

Section 4.4 Royalty Reports and Accounting.

(a) Royalty Reports; Royalty Payments. Infinity shall deliver to MICL, within thirty (30) days after the end of each calendar quarter during the applicable Royalty Term, reasonably detailed written accountings of Net Sales of Products that are subject to royalty payments due to MICL for such calendar quarter. Such accountings shall be Confidential Information of Infinity unless otherwise excluded by Section 5.1(b). Such quarterly reports shall indicate (i) gross sales and Net Sales (including reasonable detail for deductions from gross sales to Net Sales) on a country-by-country and Product-by-Product basis, and (ii) the calculation of royalties from such gross sales and Net Sales. When Infinity delivers such accounting to MICL, Infinity shall also deliver all royalty payments due under Section 4.1 to MICL for the calendar quarter.

(b) Audits.

(i) Infinity shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate records of the latest three (3) years relating to gross sales, Net Sales and all underlying revenue and expense data relating to the calculations of Net Sales and payments required by Section 4.1. For the sole purpose of verifying amounts payable to MICL, MICL shall have the right annually, at MICL’s expense, to retain an independent certified public accountant selected by MICL and reasonably acceptable to Infinity, to review such records in the location(s) where such records are maintained by Infinity, its Affiliates and Sublicensees upon reasonable notice and during regular business hours. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Infinity prior to conducting such audit. Such representatives shall disclose to each of MICL and Infinity only their conclusions regarding the accuracy of royalty payments and of records related thereto. The right to audit any royalty report shall extend for three (3) years from the end of the calendar year in which the royalty report was delivered. Each royalty report shall be subject only to one such audit. Infinity shall, within thirty (30) days after the Parties’ receipt of the audit report, pay MICL the amount of any underpayment revealed by such audit together with interest calculated in the manner provided in Section 4.7. If the underpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, MICL shall be entitled to have Infinity reimburse MICL’s reasonable out-of-pocket costs of such review. MICL shall, within thirty (30) days after the Parties’ receipt of the audit report, return to Infinity any overpayment revealed by such audit.

(ii) Infinity shall keep complete and accurate records of its Research and Development Expenses (as defined in the Strategic Alliance Agreement) reimbursable by MICL in accordance with Section 5.1 of the Strategic Alliance Agreement. For the sole purpose of verifying the Research and Development Funding paid to Infinity pursuant to Section 5.1 of the Strategic Alliance Agreement, MICL shall have the right annually (after the completion of any annual comparison of Research and Development Funding to actual Research and Development Expenses), at MICL’s expense, to retain an independent certified public accountant selected by MICL and reasonably acceptable to Infinity, to review the quarterly reports and backup records in the location(s) where such records are maintained by Infinity or its Affiliates upon reasonable notice and during regular business hours. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Infinity prior to conducting such audit. Such representatives shall disclose to each of MICL and Infinity only their conclusions regarding the accuracy of actual Research and Development Expenses and of records related thereto. The right to audit any Research and Development Expenses shall extend for three (3) years from the end of the calendar year in which the quarterly report relating to such expenses was delivered to MICL in accordance with Section 2.3(a) of the Strategic Alliance Agreement. Each quarterly report shall be subject only to one such audit under this Agreement or the Strategic Alliance Agreement. Infinity shall, within thirty (30) days after the Parties’ receipt of the audit report, pay MICL the amount of any overpayment revealed by such audit together with interest calculated in the manner provided in Section 4.7. If the overpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, MICL shall be entitled to have Infinity reimburse MICL’s reasonable out-of-pocket costs of such review. Infinity shall, within thirty (30) days after the Parties’ receipt of the audit report, pay any such overpayment amount to MICL. MICL shall, within thirty (30) days after the Parties’ receipt of the audit report, pay to Infinity any underpayment revealed by such audit.

Section 4.5 Currency Exchange. All payments to MICL hereunder shall be made in US Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than US Dollars), Infinity shall convert any amount expressed in a foreign currency into US Dollar equivalents, calculated using the applicable currency conversion rate as published in The Wall Street Journal, Eastern Edition, on the last Business Day of the applicable calendar quarter for the calendar quarter in which such sales were made.

Section 4.6 Tax Withholding. Any income or other taxes which Infinity is required by Law to pay or withhold on behalf of MICL with respect to any payments payable to MICL under this Agreement shall be deducted from the amount of such payments due, and paid or withheld, as appropriate, by Infinity on behalf of MICL. Any such tax required by applicable Law to be paid or withheld shall be an expense of, and borne solely by, MICL. Infinity shall furnish MICL with reasonable evidence of such payment or amount withheld, in electronic or written form, as soon as practicable after such payment is made or such amount is withheld. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

Section 4.7 Late Payments. Without limiting any other rights or remedies available to a Party hereunder, if Infinity does not pay any amount due on or before the due date, Infinity shall pay to MICL interest on any such amounts from and after the date such payments are due under this Agreement at a rate per annum equal to the then current “prime rate” in effect published in The Wall Street Journal, Eastern Edition, plus three (3) percentage points or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

ARTICLE V

CONFIDENTIALITY

Section 5.1 Confidential Information.

(a) In connection with the performance of their respective obligations under this Agreement, each Party or its Affiliates (the “Disclosing Party”) may disclose certain confidential information to the other Party or its Affiliates (the “Recipient”) (such information, “Confidential Information”). During the Term and for a period of ten (10) years thereafter, the Recipient shall maintain all Confidential Information of the Disclosing Party in strict confidence and shall not use such Confidential Information for any purpose, except that the Recipient may disclose or permit the disclosure of any such Confidential Information to its directors, officers, employees, consultants, advisors and Service Providers who are obligated to maintain the confidential nature of such Confidential Information. In addition, the Recipient may use or disclose Confidential Information of the Disclosing Party (i) in exercising the Recipient’s rights and licenses granted hereunder (including exercising these rights to discuss with Third Parties sublicensing opportunities) or to fulfill its obligations and/or duties hereunder; provided, that such disclosure is made to a Person who is obligated to confidentiality and non-use obligations no less rigorous than those of this Section 5.1 and (ii) subject to Section 5.1(c), in prosecuting or defending litigation, complying with applicable Law and/or submitting information to tax or other Governmental Authorities. Confidential Information includes (y) all Confidential Information (as defined in the Prior Confidentiality Agreement) disclosed pursuant to the Prior Confidentiality Agreement, and (z) all Confidential Information (as defined in the Strategic Alliance Agreement) disclosed pursuant to the Strategic Alliance Agreement.

(b) The obligations of confidentiality and non-use set forth above shall not apply to the extent that the Recipient can demonstrate that the relevant Confidential Information of the Disclosing Party: (i) was publicly known prior to the time of its disclosure under this Agreement, the Prior Confidentiality Agreement or the Strategic Alliance Agreement, as applicable; (ii) became publicly known after the time of its disclosure under this Agreement, the Prior Confidentiality Agreement or the Strategic Alliance Agreement, as applicable, in any case other than through acts or omissions of the Recipient, its Affiliates, potential sublicensees or sublicensees in violation of this Agreement, the Prior Confidentiality Agreement or the Strategic Alliance Agreement, as applicable; (iii) is or was disclosed to the Recipient at any time, whether prior to or after the time of its disclosure under this Agreement, the Prior Confidentiality Agreement or the Strategic Alliance Agreement, as applicable, in any case by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; (iv) is independently developed by the Recipient without access to such Confidential Information as evidenced by written records; or (v) was known by Recipient at the time of receipt from Disclosing Party as documented by Recipient’s records.

(c) In addition, the Recipient may disclose Confidential Information of the Disclosing Party to the extent necessary to comply with applicable Laws or a court or administrative order or the order of an arbitrator; provided, that the Recipient provides to the Disclosing Party prior written notice of such disclosure, to the extent reasonably possible, and that the Recipient takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent possible, to minimize the extent of such disclosure.

(d) Notwithstanding the obligations in Section 5.1(a), a Party may disclose Confidential Information of the other Party, if such disclosure:

(i) is made to Governmental Authorities or other Regulatory Authorities in order to obtain Patent Rights or to gain or maintain approval (A) to conduct clinical trials with respect to products as provided hereunder or (B) to market products as provided hereunder, but such disclosure may be only to the extent reasonably necessary to obtain such Patent Rights or authorizations;

(ii) is made to its Affiliates, Sublicensees, agents, consultants, or other Third Parties (including Service Providers) for the Development, Manufacture or Commercialization of products as provided hereunder or under the FAAH Termination Agreement, or in connection with an assignment of this Agreement or under the FAAH Termination Agreement, a licensing transaction related to products under this Agreement or under the FAAH Termination Agreement or a loan, financing or investment or acquisition, merger, consolidation or similar transaction (or for such Persons to determine their interest in performing such activities), in each case on the condition that any Third Parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations no less rigorous than those contained in this Agreement; or

(iii) consists entirely of Confidential Information previously approved by the Disclosing Party for disclosure by the Recipient.

Section 5.2 Publicity; Attribution; Terms of this Agreement; Non-Use of Names.

(a) Except as required by judicial order or applicable Law, or in any proceedings pursuant to Section 9.2, or as set forth below, neither Party shall make any public announcement concerning this Agreement or the Strategic Alliance Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least three (3) Business Days prior to the date on which such Party would like to make the public announcement. Notwithstanding the foregoing, Infinity may issue a press release, in the form attached as Schedule A, within one (1) Business Day after the Effective Date, in connection with any disclosures required by applicable Law, to announce the execution of this Agreement and describe the material financial and operational terms of this Agreement. Except as permitted in this Section 5.2, neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or the Strategic Alliance Agreement or their subject matter, without the prior express written permission of the other Party.

(b) Notwithstanding the terms of this Article V, either Party shall be permitted to disclose the existence and terms of this Agreement or the Strategic Alliance Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the SEC or any other Governmental Authority. Notwithstanding the foregoing, before disclosing this Agreement or the Strategic Alliance Agreement or any of the terms hereof or thereof pursuant to this Section 5.2(b), the Parties will consult with one another on the terms of this Agreement or the Strategic Alliance Agreement for which confidential treatment will be sought in making any such disclosure. If a Party wishes to disclose this Agreement or the Strategic Alliance Agreement or any of the terms hereof or thereof in accordance with this Section 5.2(b), such Party agrees, at its own expense, to seek confidential treatment of the portions of this Agreement, the Strategic Alliance Agreement or such terms as may be reasonably requested by the other Party; provided, that the disclosing Party shall always be entitled to comply with legal requirements, including the requirements of the SEC.

(c) Either Party may also disclose the existence and terms of this Agreement or the Strategic Alliance Agreement in confidence to its attorneys and advisors, and to potential acquirors (and their respective professional advisors), in connection with a potential merger, acquisition or reorganization and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to existing and potential Sublicensees or to permitted assignees, in each case under an agreement to keep the terms of this Agreement or the Strategic Alliance Agreement, as applicable, confidential under terms of confidentiality and non-use substantially no less rigorous than the terms contained in this Agreement and to use such information solely for the purpose permitted pursuant to this Section 5.2(c).

(d) For purposes of clarity, either Party may issue a press release or public announcement or make such other disclosure if the contents of such press release, public announcement or disclosure has previously been made public other than through a breach of this Agreement or the Strategic Alliance Agreement by the issuing Party or its Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 6.1 Organization. Infinity represents and warrants to MICL that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MICL represents and warrants to Infinity that it is a corporation duly organized, validly existing and in good standing under the laws of Bermuda.

Section 6.2 Authority. Infinity and MICL each represents and warrants to the other Party that it has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement as of the Effective Date.

Section 6.3 Consents. Infinity and MICL each represents and warrants to the other Party that all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained, except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meet its obligations hereunder.

Section 6.4 No Conflict. Infinity and MICL each represents and warrants to the other Party that the execution and delivery of this Agreement, and MICL represents and warrants to Infinity that the licenses granted pursuant to this Agreement, (a) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date, (b) do not and will not conflict with or violate the certificate of incorporation, by-laws or other organizational documents of the representing Party, and (c) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of the representing Party or any of its Affiliates existing as of the Effective Date.

Section 6.5 Enforceability; Rights. Infinity and MICL each represents and warrants to the other Party that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. Infinity and MICL each further represents and warrants to the other Party that neither the representing Party nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any other Person obtaining any interest in, or that would give to any other Person any right to assert any claim in or with respect to, any of the representing Party’s rights under this Agreement.

Section 6.6 Compliance with Law. Each Party shall, and shall ensure that its Affiliates and Sublicensees shall, comply with all relevant Laws in exercising their rights and fulfilling their obligations under this Agreement.

Section 6.7 PI3K Matters. Infinity hereby represents and warrants to MICL as of the Effective Date that Infinity has not provided to, exchanged with or received from any Third Party any term sheet setting forth the terms upon which Infinity or such Third Party proposes or may agree to license, sublicense and/or sell all or a portion of Infinity’s Program Rights with respect to the PI3K Products; provided, however, that the foregoing representation and warranty shall not apply to contact between Infinity and Service Providers with respect to services to be performed on behalf of Infinity.

Section 6.8 Discovery Projects. Infinity represents and warrants to MICL that all of the Discovery Projects are set forth on Schedule 1.9.

Section 6.9 MICL Know-How. MICL hereby represents and warrants to Infinity that there is no Know-How (other than the MICL Know-How) that (i) was conceived, reduced to practice or otherwise created by employees or consultants of MICL or its Affiliates based on and arising from exposure to Infinity Know-How, (ii) is an analog or a new use of a product or product candidate developed under the Research Program, and (iii) was created during the portion of the Prior Term during which MICL had Program Rights with respect to such product or product candidate.

Section 6.10 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

ARTICLE VII

INDEMNIFICATION, LIMITATION ON LIABILITY AND INSURANCE

Section 7.1 Indemnification.

(a) MICL. MICL shall indemnify and hold harmless Infinity and its Affiliates and their respective directors, officers, employees and agents (the “Infinity Indemnified Parties”) from and against any losses, costs, damages, fees or expenses (“Losses”) arising out of (i) any Third Party claims resulting from the breach by MICL of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) any Third Party claims resulting from any negligent act or omission or willful misconduct of any MICL Indemnified Party in performing MICL’s obligations or exercising MICL’s rights under this Agreement or the Strategic Alliance Agreement, or (iii) any Third Party claim of personal injury or other product liability resulting from Products Developed, Manufactured or Commercialized by MICL or its Affiliates or sublicensees. Notwithstanding the foregoing, MICL shall not be responsible for the indemnification of any Infinity Indemnified Party to the extent that the Losses of such Infinity Indemnified Party were caused by: (A) the negligence or willful misconduct of such Infinity Indemnified Party, or (B) any breach by Infinity of its representations, warranties, covenants or obligations pursuant to this Agreement.

(b) Infinity. Infinity shall indemnify and hold harmless MICL and its Affiliates and their respective directors, officers, employees and agents (the “MICL Indemnified Parties”) harmless from and against any Losses arising out of (i) any Third Party claims resulting from the breach by Infinity of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) any Third Party claims resulting from any negligent act or omission or willful misconduct of any Infinity Indemnified Parties or any Sublicensee or Service Provider of Infinity, in performing Infinity’s obligations or exercising Infinity’s rights under this Agreement or the Strategic Alliance Agreement, or (iii) any Third Party claim of personal injury or other product liability resulting from Products Developed, Manufactured or Commercialized by Infinity or its Affiliates or Sublicensees. Notwithstanding the foregoing, Infinity shall not be responsible for the indemnification of any MICL Indemnified Party: (A) to the extent that the Losses of such MICL Indemnified Party were caused by the negligence or willful misconduct of such MICL Indemnified Party, or (B) to the extent that the Losses of such MICL Indemnified Party were caused by any breach by MICL of its representations, warranties, covenants or obligations pursuant to this Agreement.

(c) Procedure. A Person entitled to indemnification under this Section 7.1 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this subsection shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(d) Allocation. In the event a claim is based partially on an indemnified claim and partially on a non-indemnified claim or based partially on a claim indemnified by one Party and partially on a claim indemnified by the other Party, any payments in connection with such claims shall be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

(e) Mitigation of Damages. Nothing in this Article VII will act to negate any obligation under common law of either Party to mitigate damages with respect to any Third Party claim for which such Party is seeking indemnification from the other Party hereunder.

Section 7.2 Limitation on Liability. EXCEPT WITH RESPECT TO A BREACH OF ARTICLE V AND EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 7.1, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, MULTIPLE OR PUNITIVE DAMAGES, COSTS OR EXPENSES (INCLUDING LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS), ARISING OUT OF THIS AGREEMENT OR RELATING TO ANY BREACH OF THIS AGREEMENT,

EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, COSTS OR EXPENSES.

Section 7.3 Insurance. Each Party shall use reasonable efforts to maintain insurance, including product liability insurance, with respect to its activities hereunder, in an amount and coverage reasonably appropriate for a company comparable to such Party. Either Party may satisfy its obligations under this Section 7.3 through self-insurance to the same extent. The foregoing coverage shall continue during the Term and for a period of six (6) years thereafter.

ARTICLE VIII

TERM; SURVIVAL

Section 8.1 Term. This Agreement shall become effective as of the Effective Date and shall remain in full force and effect until the Parties have no further obligations to each other hereunder (the “Term”).

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Governing Law. This Agreement, including the interpretations, performance, enforcement, breach or termination thereof and any remedies relating thereto will be construed and enforced in accordance with and governed by the internal Laws of the State of New York, without regard to the conflicts of laws provisions thereof. The provisions of the United Nations Convention on Contracts for the International Sale of Goods, the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”), and the Protocol amending the 1974 Convention, done at Vienna April 11, 1980, shall not apply to this Agreement or any subject matter hereof.

Section 9.2 Consent to Jurisdiction. Infinity and MICL irrevocably submit to the personal non-exclusive jurisdiction of any state or federal court of competent jurisdiction in New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Infinity and MICL further agree that service of any process, summons, notice or document hand delivered or sent by registered mail to such Party’s respective address set forth in Section 9.6 will be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Infinity and MICL irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court of competent jurisdiction in New York County, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.3 Assignment. This Agreement (including any rights or obligations hereunder) may not be assigned or otherwise transferred by either Party, in whole or in part, without the express prior written consent of the other Party, except that (a) MICL may assign or transfer this Agreement or its rights and obligations hereunder, in whole or in part, without Infinity’s consent to (i) an Affiliate of MICL; provided, that, such assignment by MICL will not relieve MICL of its obligations to Infinity under this Agreement, (ii) any assignee of all or substantially all of MICL’s business, or (iii) the successor of the relevant portion of MICL’s business by reason of merger, consolidation, sale of all or substantially all of its assets or any similar transaction, and (b) Infinity may assign or transfer this Agreement or its rights and obligations hereunder, in whole or in part, without the consent of MICL to (i) an Affiliate of Infinity, provided such assignment by Infinity will not relieve Infinity of its obligations to MICL under this Agreement, (ii) any assignee of all or substantially all of Infinity’s business, or (iii) the successor of the relevant portion of Infinity’s business by reason of merger, consolidation, sale of all or substantially all of its assets or any similar transaction. Any permitted successor or assignee of rights and/or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights and/or obligations. An assignment or transfer by a Party pursuant to this Section 9.3 will be binding upon and inure to the benefit of the Parties and their successors or assigns. No assignment or transfer will relieve either Party of its responsibility for the performance of any obligation prior to such assignment or transfer. No such assignment or transfer will be valid or effective unless performed in accordance with this Section 9.3. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by either Party in connection with the sale or transfer of all or substantially all of the business of such Party or in connection with a merger, consolidation or similar transaction, the non-assigning Party shall not be provided with rights or access to Know-How or intellectual property rights of such assignee or the acquirer of such Party.

Section 9.4 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between Infinity and MICL with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Prior Confidentiality Agreement and the Strategic Alliance Agreement. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed by each of the Parties.

Section 9.5 No Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of the Parties and their successors and permitted assigns and no provision of this Agreement, express or implied, is intended to or will be deemed to confer upon Third Parties any right, benefit, remedy, claim, liability, reimbursement, claim of action or other right of any nature whatsoever under or by reason of this Agreement other than the Parties and, to the extent provided in Section 7.1, the Indemnified Parties. Without limitation, this Agreement will not be construed so as to grant employees of either Party in any country any rights against the other Party pursuant to the Laws of such country.

Section 9.6 Notices. All communications, notices, instructions and consents provided for herein or in connection herewith will be in writing and be sent to the address below and will be (a) given in person, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), or (d) sent by a reputable nationwide overnight courier service. Any such communication, notice, instruction or consent will be deemed to have been delivered: (w) on receipt if given in person; (x) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid; (y) on the date of transmission if sent by telex, facsimile or other means of wire transmission (if such transmission is on a Business Day, otherwise on the next Business Day following such transmission); or (z) one (1) Business Day after it is sent via a reputable nationwide overnight courier service.

Notices to Infinity shall be addressed to:

Infinity Pharmaceuticals, Inc

780 Memorial Drive

Cambridge, Massachusetts 02139

USA

Telefacsimile: +1-617-453-1001

Attention: CEO

with copies to:

Infinity Pharmaceuticals, Inc

780 Memorial Drive

Cambridge, Massachusetts 02139

USA

Telefacsimile: +1-617-453-1001

Attention: General Counsel

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

USA

Telefacsimile: +1-617-526-5000

Attention: Steven D. Singer, Esq.

Notices to MICL shall be addressed to:

Mundipharma International Corporation Limited

Mundipharma House, 14 Par-la-Ville Road

P.O. Box HM 2332, Hamilton HM JX

Bermuda

Telefacsimile: (441) 292-1472

Attention: Douglas Docherty, General Manager

with a copy to:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

USA

Telefacsimile: (212) 489-7130

Attention: Stuart D. Baker

provided, however, that if either Party will have designated a different address by notice to the other Party in accordance with this Section 9.6, then to the last address so designated.

Section 9.7 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a Force Majeure Event and the non-performing Party promptly provides written notice to the other Party of such inability and of the period for which such inability is expected to continue. Such excused performance will be continued so long as the condition constituting a Force Majeure Event continues and the non-performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, a “Force Majeure Event” means a condition caused by occurrences beyond the reasonable control of the Party affected, including an act of God, an act, pronouncement, war, an act of war, terrorism, insurrection, riot, civil commotion, epidemic, failure or default of public utilities or common carriers, labor strike, lockout, labor disturbance, embargo, fire, earthquake, flood, storm or like catastrophe. Notwithstanding the foregoing, nothing in this Section 9.7 will excuse or suspend the obligation of either Party to make any payment due under this Agreement.

Section 9.8 Relationship of the Parties; Independent Contractors. Except as set forth herein, neither Party will have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party will have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other obligation or liability on the other Party without said other Party’s approval or as provided in this Agreement. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship to the other Party under this Agreement will be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement will be construed to establish a relationship of partners or joint venturers between the Parties and it is expressly agreed that the relationship between MICL and Infinity shall not constitute a partnership, joint venture, or agency. Neither MICL nor Infinity shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

Section 9.9 No Strict Construction. This Agreement shall not be strictly construed against either Party.

Section 9.10 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 9.11 No Implied Waivers; Rights Cumulative. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver, delay or the failure of any Party to enforce or exercise any term, condition or part of this Agreement at any time or in any one or more instances will not be deemed to be or construed as a waiver of the same or any other term, condition or part in any other situation, nor will it forfeit any rights, power or privilege to future enforcement thereof. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

Section 9.12 Severability. Each of the provisions contained in this Agreement will be severable, and the unenforceability of one will not affect the enforceability of any others or of the remainder of this Agreement. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is invalid, illegal or unenforceable in any respect for any reason, the Parties will negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by Law.

Section 9.13 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

Section 9.14 Expenses. Each Party will bear its own costs and expenses in connection with the negotiation and preparation of this Agreement and with respect to the transactions contemplated by this Agreement, including fees and disbursements of counsel, financial advisors and accountants.

Section 9.15 Interpretation. The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein will be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person will be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, except as expressly provided in this Agreement, (f) as applied to a Party, the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (g) all references herein without a reference to any other agreement to Articles, Sections, Exhibits or Schedules will be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

Section 9.16 Performance by Affiliates. Any obligation of Infinity under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Infinity’s sole and exclusive option, either by Infinity directly or by any Affiliate of Infinity that Infinity causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of MICL under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at MICL’s sole and exclusive option, either by MICL directly or by any Affiliate of MICL that MICL causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “Infinity will” also means “Infinity will cause” the particular action to be performed, and the use of the words “MICL will” also means “MICL will cause” the particular action to be performed. Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement.

Section 9.17 Further Assurances and Actions. Each Party, upon the request of the other Party, without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Termination and Revised Relationship Agreement as of the Effective Date.

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Adelene Q. Perkins
Name:	Adelene Q. Perkins
Title:	President and Chief Executive Officer

MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED

By:	/s/ Douglas Docherty
Douglas Docherty
General Manager

[Execution Page]

Schedule A

Press Release

[attached]

FOR RELEASE ON WEDNESDAY, JULY 18, 2012, AT 6:30 A.M. ET

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

Media:

Liz Falcone, 617-671-6727

Liz.Falcone@infi.com

INFINITY REGAINS WORLDWIDE RIGHTS TO PI3K, FAAH AND EARLY DISCOVERY PROGRAMS

– Infinity, Purdue and Mundipharma Conclude Strategic Alliance Restructuring –

– Purdue Pharma L.P. Makes $27.5 Million Equity Investment; Infinity Has Cash Runway Through Key Data Inflection Points for IPI-145 and Retaspimycin HCl –

– Encouraging Early Data of IPI-145 in Patients with Hematologic Malignancies Informs Trial Expansion –

Cambridge, Mass. – July 18, 2012 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced it has restructured its strategic alliance with Mundipharma International Corporation Limited and Purdue Pharmaceutical Products L.P. by mutual agreement. With this restructuring, Infinity regains worldwide rights for its phosphoinositide-3-kinase (PI3K) program, its fatty acid amide hydrolase (FAAH) program and its early discovery programs. IPI-145, the company’s potent, oral inhibitor of PI3K-delta and -gamma, is currently progressing in a Phase 1 trial in patients with advanced hematologic malignancies.

“Regaining worldwide rights to all of our programs, particularly our PI3K program, is an important, value creating development for Infinity,” said Adelene Q. Perkins, president and chief executive officer of Infinity. “Our strategic alliance with Mundipharma and Purdue has been key in building the company, and we are pleased that they will now participate in the value of our PI3K program as a more significant Infinity equity holder, together with our other investors.”

Infinity today announced the expansion of its Phase 1, open-label, dose-escalation trial of IPI-145 in patients with advanced hematologic malignancies. This expansion cohort will evaluate the safety, pharmacokinetics and efficacy of IPI-145 administered at 25 mg twice daily (BID) in patients with chronic lymphocytic leukemia, indolent non-Hodgkin’s lymphoma or mantle cell lymphoma. There have been confirmed investigator assessments of clinical response at the lowest dose levels, including 15 mg BID and less. To date, IPI-145 has been well tolerated and dose-escalation remains ongoing. The maximum tolerated dose (MTD) of IPI-145 has not yet been determined, and additional expansion cohorts are planned once the MTD is reached. Infinity expects to present data from this trial at a medical meeting in the second half of 2012.

In addition, the company plans to initiate a Phase 2 trial of IPI-145 in patients with asthma as well as a Phase 2 trial in patients with rheumatoid arthritis in the second half of 2012.

Transaction Terms

Under the terms of the termination agreements with Purdue and Mundipharma, Infinity has reacquired all worldwide development and commercialization rights for its PI3K, FAAH and early discovery programs, and Mundipharma will no longer provide research and development funding to Infinity. Mundipharma and Purdue are entitled to receive royalties on product sales for programs previously included in the strategic alliance, at rates ranging from one to four percent.

Infinity also entered into a stock purchase agreement with Purdue Pharma L.P. (PPLP) under which Infinity will issue and sell 1,896,552 shares of its common stock, at a price of $14.50 per share, for aggregate proceeds to Infinity of $27.5 million. Infinity will also issue 3,520,013 shares of Infinity common stock, at the same price per share, to repay the principal and accrued interest outstanding under the $50 million line of credit made available by PPLP. These equity purchases are subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction of other customary closing conditions. Upon completion of these equity purchases, PPLP, together with certain associated entities, would hold approximately 28 percent on a combined basis of Infinity’s fully diluted common stock outstanding. In addition, PPLP and the associated entities have agreed to vote any shares held by them in accordance with the voting recommendations put forth by Infinity’s Board of Directors, subject to certain exceptions for shares held by the associated entities prior to entry into the stock purchase agreement with respect to votes on major corporate transactions and charter amendments. Further, Mundipharma’s Board observation rights have terminated.

Additional Pipeline Update: Retaspimycin HCl

Infinity also announced today that its Phase 2, randomized, double-blind, placebo-controlled trial of retaspimycin hydrochloride (HCl) in combination with docetaxel in patients with non-small cell lung cancer (NSCLC) is enrolling ahead of schedule. Infinity now anticipates completing enrollment in this trial this Fall and expects to report data from the trial in the first half of 2013. Retaspimycin HCl is an intravenously administered, potent and selective heat shock protein 90 (Hsp90) inhibitor.

Financial Guidance

In the absence of additional funding or business development activities and based on Infinity’s current operating plans, the company expects that its current cash and investments, together with proceeds from the planned equity investment of $27.5 million by PPLP, are sufficient to fund its planned operations into the second half of 2013, after data from the current trials of IPI-145 in patients with advanced hematologic malignancies and of retaspimycin hydrochloride plus docetaxel in patients with NSCLC have been obtained. The company expects to provide updated 2012 financial guidance when it reports its second quarter 2012 financial results, currently planned for August 7, 2012.

Conference Call Information

Infinity will host a conference call today, Wednesday, July 18, 2012, at 8:30 a.m. ET to discuss the agreement and provide an update on it PI3K program. A live webcast of the conference call can be accessed in the “investors/media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for diseases with significant unmet need. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of the heat shock protein 90, phosphoinositide-3-kinase and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include the expectation that Infinity will report results from the Phase 1 clinical trial of IPI-145 in patients with hematologic malignancies in the second half of 2012 and be able to expand this study in additional patient populations following identification of the maximum tolerated dose, will begin Phase 2 development of IPI-145 in asthma and rheumatoid arthritis in the second half of 2012, will complete enrollment of the clinical trial evaluating retaspimycin hydrochloride and docetaxel this Fall and to report data therefrom in the first half of 2013, has cash runway into the second half of 2013 and will provide updated financial guidance during its second quarter financial results call planned for August 7, 2012, and that we will be able to complete the transactions contemplated in the securities purchase agreement with PPLP and the associated entities. These forward looking statements also include those articulating our belief that having global development commercialization rights is a key strategic opportunity to create shareholder value, and that we expect to create such value in the future. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, that development of any of Infinity’s product candidates will continue, or that positive data seen in any clinical trial will be replicated in a larger patient population or in subsequent trials. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration, the U.S. Federal Trade Commission and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the Securities and Exchange Commission on May 8, 2012. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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